The New Economy Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

November 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$41,005
Class B	$0
Class C	$29
Class F1	$1,167
Class F2	$627
Total	$42,828
Class 529-A	$997
Class 529-B	$0
Class 529-C	$15
Class 529-E	$36
Class 529-F1	$63
Class R-1	$24
Class R-2	$0
Class R-3	$719
Class R-4	$993
Class R-5	$1,337
Class R-6	$2,986
Total	$7,170

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1730
Class B	$0.0000
Class C	$0.0035
Class F1	$0.1676
Class F2	$0.2411
Class 529-A	$0.1751
Class 529-B	$0.0000
Class 529-C	$0.0080
Class 529-E	$0.1154
Class 529-F1	$0.2127
Class R-1	$0.0260
Class R-2	$0.0000
Class R-3	$0.1134
Class R-4	$0.1932
Class R-5	$0.2449
Class R-6	$0.2619

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	219,461
Class B	2,708
Class C	7,538
Class F1	5,914
Class F2	2,953
Total	238,574
Class 529-A	6,502
Class 529-B	427
Class 529-C	2,136
Class 529-E	344
Class 529-F1	407
Class R-1	967
Class R-2	4,814
Class R-3	6,326
Class R-4	5,504
Class R-5	4,558
Class R-6	14,037
Total	46,022

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.14
Class B	$23.04
Class C	$22.80
Class F1	$24.16
Class F2	$24.19
Class 529-A	$24.00
Class 529-B	$23.15
Class 529-C	$23.11
Class 529-E	$23.75
Class 529-F1	$24.01
Class R-1	$23.27
Class R-2	$23.37
Class R-3	$23.77
Class R-4	$24.01
Class R-5	$24.26
Class R-6	$24.23